Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended June 30, 2025

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$(473,540)
Realized Gain (Loss) on Swap Contracts	(3,684,353)
Unrealized Gain (Loss) on Market Value of Commodity Futures	(8,526,340)
Unrealized Gain (Loss) on Fair Value of Swap Contracts	1
Dividend Income	679,661
Interest Income	420,041
ETF Transaction Fees	15,000
Total Income (Loss)	$(11,569,530)

Expenses
General Partner Management Fees	$180,096
Professional Fees	102,805
Brokerage Commissions	43,722
Directors' Fees and insurance	4,657
License fees	4,503
SEC & FINRA Registration Expense	14,181
Total Expenses	$349,964
Net Income (Loss)	$(11,919,494)

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 6/1/25	$346,779,501
Additions (4,400,000 Shares)	74,520,043
Withdrawals ((3,000,000) Shares)	(48,842,431)
Net Income (Loss)	(11,919,494)

Net Asset Value End of Month	$360,537,619
Net Asset Value Per Share (23,546,103 Shares)	$15.31

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended June 30, 2025 is accurate and complete.

/s/ Stuart P. Crumbaugh
Stuart P. Crumbaugh
Chief Financial Officer
United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, CA 94596